NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 09, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 27, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Plymouth Industrial REIT, Inc. and PIR Industrial REIT LLC, a wholly-owned subsidiary of PIR Ventures LP, which is an affiliate of Makarora Management LP and Ares Alternative Credit funds became effective on January 27, 2026. Each share of Common Stock of Plymouth Industrial REIT, Inc. was converted into USD 22.00 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 28, 2026.